                                                                   EXHIBIT 12(A)


                             BANKBOSTON CORPORATION
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the six months ended June 30, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

                                                              Six Months Ended
                                                                 June 30,                  Years Ended December 31,
                                                             -----------------   ----------------------------------------------
(Dollars in millions)
                                                               1997      1996      1996      1995      1994      1993      1992
                                                              -----     -----     -----     -----     -----     -----      ----
Net income                                                  $   419   $   369   $   650   $   678   $   542   $   367    $  338
Extraordinary items, net of tax                                                                           7                 (73)
Cumulative effect of changes
  in accounting principles,
  net of tax                                                                                                      (24)
Income tax expense                                              282       263       483       529       422       262       190
                                                              -----     -----     -----     -----     -----     -----      ----
     Pretax earnings                                        $   701   $   632   $ 1,133   $ 1,207   $   971   $   605    $  455
                                                              =====     =====     =====     =====     =====     =====      ====

Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                                        $    20   $    20   $    40   $    38   $    35   $    36    $   37

Interest on borrowed funds                                      515       460       873     1,079     1,038       384       352
                                                              -----     -----     -----     -----     -----     -----      ----

          Total fixed charges                               $   535   $   480   $   913   $ 1,117   $ 1,073   $   420    $  389
                                                              =====     =====     =====     =====     =====     =====      ====


Earnings (for ratio calculation)                            $ 1,236   $ 1,112   $ 2,046   $ 2,324   $ 2,044   $ 1,025    $  844
                                                              =====     =====     =====     =====     =====     =====      ====


Total fixed charges                                         $   535   $   480   $   913   $ 1,117   $ 1,073   $   420    $  389
                                                              =====     =====     =====     =====     =====     =====      ====

Ratio of earnings to fixed
   charges                                                     2.31      2.32      2.24      2.08      1.90      2.44      2.17
                                                              =====     =====     =====     =====     =====     =====      ====


For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.